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              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                           -------

                         SCHEDULE 13G


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (Amendment No. 1)(1)


                     PAGING NETWORK, INC.
   -------------------------------------------------------------
                       (Name of Issuer)

    Paging Network, Inc. Common Stock, $.01 par value per share
   -------------------------------------------------------------
                 (Title or Class of Securities)

                          695542 10 0
   -------------------------------------------------------------
                        (CUSIP Number)





--------------------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the limitations of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP No. 695542 10 0                   13G              13G Page 2 of 6 Pages

1.     NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               George M. Perrin
       --------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                     (a) / /
              Not Applicable.        (b) / /
       --------------------------------------------------------------
3.     SEC USE ONLY
       --------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
       --------------------------------------------------------------
       NUMBER OF SHARES          5.  SOLE VOTING POWER
         BENEFICIALLY                Not Applicable.
        OWNED BY EACH
       REPORTING PERSON          6.  SHARED VOTING POWER
            WITH                     Not Applicable.

                                 7.  SOLE DISPOSITIVE POWER
                                     Not Applicable.

                                 8.  SHARED DISPOSITIVE POWER
                                     Not Applicable.
       --------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Not Applicable.
       --------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES

          Not Applicable.                 /  /
       --------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Not Applicable.
       --------------------------------------------------------------

12.    TYPE OF REPORTING PERSON

          IN
       --------------------------------------------------------------





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CUSIP No. 695542 10 0                   13G              13G Page 3 of 6 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Paging Network, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4965 Preston Park Boulevard, Suite 600
                  Plano, TX 75093

ITEM 2(a).        NAME OF PERSON FILING:

                  George M. Perrin (the "Reporting Person")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o Paging Network, Inc.
                  4965 Preston Park Boulevard, Suite 600
                  Plano, TX 75093

ITEM 2(c).        CITIZENSHIP:

                  United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Paging Network, Inc. Common Stock, $0.01 par value per share

ITEM 2(e).        CUSIP NUMBER:

                  695542 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.



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CUSIP No. 695542 10 0                   13G              13G Page 4 of 6 Pages

ITEM 4.  OWNERSHIP:

         (a) Amount beneficially owned: Not Applicable.

         (b) Percent of class: Not Applicable.

         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote:
                                  Not Applicable.
             (ii)  Shared power to vote or to direct the vote:
                                  Not Applicable.
             (iii) Sole power to dispose or to direct the disposition of:
                                  Not Applicable.
             (iv)  Shared power to dispose or to direct the disposition of:
                                  Not Applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.



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CUSIP No. 695542 10 0                   13G              13G Page 5 of 6 Pages

ITEM 10. CERTIFICATION

         Not Applicable.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        May 6, 1997
                                       --------------------------------
                                                   (Date)

                                       /s/ George M. Perrin
                                       --------------------------------
                                                   (Signature)

                                       George M. Perrin
                                       --------------------------------
                                                   (Name)